     For Immediate Release
     November 3, 2015

Aleris Reports Third Quarter 2015 Results
CLEVELAND, Ohio – November 3, 2015 – Aleris Corporation today reported results for the three and nine months ended September 30, 2015. Except as otherwise indicated, all amounts reflect the divested recycling and extrusions businesses as discontinued operations.

Third Quarter Summary

▪	Adjusted EBITDA of $68 million, up 24 percent compared to third quarter of 2014

▪	Global automotive volumes up 29 percent compared to prior year

▪	Global aerospace volumes up 16 percent compared to prior year

▪	Solid productivity savings in North America led by Nichols integration and network optimization efforts

▪	Stronger U.S. dollar positively impacted Europe profitability

▪	Asia Pacific achieved positive Adjusted EBITDA

▪	Purchased $125 million in principal of Senior Notes; liquidity of $612 million as of September 30, 2015

Fourth Quarter Outlook

▪	Year-over-year performance in line with prior year after excluding $4 million of one time benefits from the fourth quarter of 2014

▪	Global automotive and aerospace volumes expected to exceed prior year

▪	Aerospace margins expected to benefit from a stronger U.S. dollar

▪	European regional order patterns trending favorably

▪	Continued year-over-year improvement in North America rolling margins

▪	Inventory de-stocking across North America customer base and weaker scrap spreads expected

▪	Aleris Operating System expected to drive favorable productivity

“We delivered a solid quarter driven by increased volume in high-value aerospace and automotive product lines,” Sean Stack, Aleris President and Chief Executive Officer, said.  “Coupled with the success of a number of well-timed investments, including our aerospace plate mill in Zhenjiang, China, we continue to focus aggressively on optimizing operational performance across our global footprint, including the successful integration of the Nichols acquisition in North America.”

	For the three months ended		For the nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped (1)	223	223	633	600
Revenue	$761	$809	$2,281	$2,149
Commercial margin	$315	$316	$926	$873
Segment income	$72	$65	$191	$186
(Loss) income from continuing operations	$(21)	$8	$(54)	$(38)
Adjusted EBITDA	$68	$55	$183	$138
(1) Metric tons of finished product shipped excludes slab and billet sales from the Voerde and Koblenz cast houses.
Third Quarter 2015 Results
Adjusted EBITDA totaled $68 million for the third quarter of 2015 compared to $55 million for the third quarter of 2014. Results were impacted by the following:

▪
a more profitable mix of volume, due primarily to 29 percent higher global automotive volumes and 16 percent higher global aerospace volumes, more than offset the impact of lower North American building and construction volumes, leading to an increase of approximately $3 million of Adjusted EBITDA;

▪	improved rolling margins in both North America and Europe contributed $6 million of Adjusted EBITDA;

▪	unfavorable scrap spreads in North America and higher slab and hardener prices in Europe decreased Adjusted EBITDA by approximately $4 million;

▪	decreases in commodity pricing, primarily natural gas, increased Adjusted EBITDA by $3 million;

▪	productivity savings of $8 million more than offset base inflation of $4 million; and

▪	a stronger U.S. dollar contributed to higher margins in Europe and increased Adjusted EBITDA by approximately $2 million.
Loss from continuing operations for the third quarter of 2015 was $21 million compared to income from continuing operations of $8 million for the third quarter of 2014. Offsetting the impact of higher Adjusted EBITDA were:

▪
a $35 million unfavorable change in unrealized gains on derivative financial instruments ($21 million unfavorable in the third quarter of 2015 compared to $14 million favorable in 2014) as a result of LME price movements and derivative settlements;

▪	a $12 million unfavorable variation in currency exchange losses/gains on debt;

▪
a $6 million unfavorable variation in metal price lag ($4 million unfavorable in the third quarter of 2015 compared to $2 million favorable in 2014), as aluminum prices decreased during the third quarter of 2015 and increased during the prior year period (metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses);

▪	a $3 million increase in start-up costs related to labor, consulting and other expenses incurred for the North America ABS project; and

▪	a $2 million reduction in the benefit from income taxes.

Partially offsetting these unfavorable items were:

▪	a $6 million decrease in depreciation expense primarily related to the closure of the Decatur, Alabama facility in the first quarter of 2015;

▪	a $4 million reduction in interest expense due to lower debt levels and increased capitalized interest;

▪	a $4 million decrease in stock compensation expense primarily from the forfeiture of unvested awards upon the departure of our former CEO; and

▪
costs of sales in the third quarter of 2014 included an additional $3 million associated with adjusting Nichols inventory, acquired with the April 2014 purchase of Nichols Aluminum, LLC, to fair value.

In the third quarter of 2015, $54 million was spent on capital expenditures; the majority being spent on the Lewisport upgrade and expansion project.
During the quarter, Aleris purchased $125 million principal amount of outstanding Senior Notes pursuant to an Asset Sale Offer. As of September 30, 2015 Aleris had liquidity of $612 million, which consisted of approximately $448 million of availability under our ABL Facility plus approximately $165 million of cash on hand.
North America
North America segment income increased to $36 million in the third quarter of 2015 from $26 million in the third quarter of 2014. Segment Adjusted EBITDA increased to $34 million in the third quarter of 2015 from $31 million in the third quarter of 2014. Performance drivers included:

▪	rolling margin expansion in the third quarter led to a $4 million increase in segment Adjusted EBITDA;

▪
a 3 percent overall volume decrease, due primarily to lower building and construction shipments and customer uncertainty from declining aluminum prices, and unfavorable cost absorption resulting from lower production levels, resulted in a $3 million decrease in segment Adjusted EBITDA. Building and construction demand was impacted by an uneven recovery in the North America housing industry and additional volumes in the prior year as we worked down the order backlog acquired as part of the Nichols acquisition;

▪	unfavorable scrap spreads resulting from declining aluminum prices and the related tightening of supply decreased segment Adjusted EBITDA by $3 million;

▪	commodity deflation, due to lower natural gas prices, more than offset base inflation, including higher employee costs and pension expense, and increased segment Adjusted EBITDA by $1 million; and

▪	productivity savings, driven by improved scrap recovery and utilization and cost savings associated with our supply chain optimization efforts, increased segment Adjusted EBITDA by $5 million.
The increase in segment income was driven by the factors that drove the increase in segment Adjusted EBITDA, as well as a $4 million favorable variance in metal price lag and the impact of recording the acquired inventory of Nichols at fair value, which increased cost of sales by $3 million in the third quarter of 2014.
Europe

Europe segment income was $35 million in the third quarter of 2015 compared to $38 million in the third quarter of 2014. Segment Adjusted EBITDA increased to $41 million in the third quarter of 2015 from $34 million in the third quarter of 2014. Performance drivers included:

▪
a 4 percent increase in volumes and a favorable mix of products sold, resulting from a 16 percent increase in automotive volumes and a 4 percent increase in aerospace volumes, increased segment Adjusted EBITDA by $5 million;

▪	margin expansion resulting from greater automotive demand and higher spot pricing for aerospace products led to a $2 million increase in segment Adjusted EBITDA;

▪	higher slab and hardener prices decreased segment Adjusted EBITDA by $1 million;

▪
a stronger U.S. dollar had a favorable impact on margins, more than offsetting the unfavorable impact on the translation of working capital balances and Euro-based results. Currency changes increased segment Adjusted EBITDA by $2 million; and

▪	base and commodity inflation of $2 million, offset by productivity savings of $1 million, decreased segment Adjusted EBITDA by $1 million.
The decrease in segment income was driven by a $10 million unfavorable variance in metal price lag due to decreasing aluminum prices during the third quarter of 2015 compared to increasing prices during the prior year, partially offset by the factors that drove the increase in segment Adjusted EBITDA.
Asia Pacific
Our Asia Pacific segment reported segment income and segment Adjusted EBITDA of $1 million. Asia Pacific continued to ramp-up production and shipped approximately 5,472 tons of plate, including aerospace plate, generating revenue of $24 million during the third quarter of 2015. As Asia Pacific’s 2014 results were classified as start-up costs, comparisons to the prior year are not meaningful. Asia Pacific’s start-up costs totaled $2 million in the third quarter of 2014.
Year-to-Date Results
Key financial highlights for the nine months ended September 30, 2015 include:

▪
Revenues of approximately $2,280.8 million compared to approximately $2,149.3 million for the prior year period. The increase of 6 percent was attributable to a stronger mix of higher value-added products sold, increased rolling margins, the increased average price of aluminum included in our invoiced prices in Europe, revenue from the Nichols acquisition and Asia Pacific segment revenues. These increases were partially offset by a stronger U.S. dollar which reduced the translation of Euro-denominated revenue into U.S. dollars.

▪
Adjusted EBITDA increased from $138 million in 2014 to $183 million in the current year as a result of stronger margins, increased volumes, a favorable mix of products sold, productivity savings that exceeded inflation, and the stronger U.S. dollar’s impact on margins for European sales denominated in U.S. dollars. These increases were partially offset by unfavorable scrap spreads and higher raw material prices in Europe.

▪
Loss from continuing operations of $54 million in the current year compared to $38 million in 2014. The larger loss was driven by an unfavorable variation in metal price lag and unrealized derivative losses, higher restructuring charges and increased depreciation. These decreases were partially offset by the factors that drove the increase in Adjusted EBITDA of $45 million as well as benefits from the provision for income taxes and a decrease in stock-based compensation expense.

▪
Cash provided by operating activities totaled $71 million compared to cash used by operating activities of $37 million during the prior year period. The change in operating cash flows resulted primarily from the current year decrease in operating assets during the period due, in part, to declining aluminum prices, as compared to the prior year increase in operating assets due, in part, to rising aluminum prices.

▪	Capital expenditures increased to $175 million from $109 million during the prior period as spending on our Lewisport expansion has accelerated.
Outlook
We estimate fourth quarter 2015 segment income and Adjusted EBITDA will be lower than the third quarter of 2015, due to normal seasonality, and in line with the the fourth quarter of 2014 after excluding $4 million of one time benefits associated with electricity tax and carbon monoxide emissions credits that impacted the prior year. Factors influencing anticipated fourth quarter 2015 performance include:

▪	Global automotive and aerospace volumes expected to exceed prior year;

▪	Aerospace margins expected to benefit from a stronger U.S. dollar;

▪	European regional order patterns trending favorably;

▪	Continued year-over-year improvement in North America rolling margins;

▪	Anticipated de-stocking of inventory levels across our North America customer base as customers reduce metal exposure and position for 2016;

▪	Weaker North America scrap spreads due to declining aluminum prices; and

▪	Aleris Operating System expected to drive favorable productivity.
Capital expenditures during the fourth quarter of 2015 are expected to be significantly higher than the fourth quarter of 2014 and higher than third quarter of 2015 as work continues on upgrading and expanding our capabilities in Lewisport, Kentucky. We expect capital spending of approximately $275 million to $300 million in 2015, including the amounts spent in the first three quarters of the year.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on November 3, 2015 at 9:00 a.m. Eastern Time. Sean M. Stack, president and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions and divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (5) increases in the cost of raw materials and energy; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (7) our ability to fulfill our substantial capital investment requirements; (8) our ability to retain the services of certain members of our management; (9) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (10) the loss of order volumes from any of our largest customers; (11) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) variability in general economic conditions on a global or regional basis; (15) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (16) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (18) our ability to access the credit and capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing Aleris International’s senior notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the 2015 ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing Aleris International’s senior notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges incurred and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenues	$760.7	$809.0	$2,280.8	$2,149.3
Cost of sales	702.8	724.4	2,109.0	1,953.7
Gross profit	57.9	84.6	171.8	195.6
Selling, general and administrative expenses	44.9	53.6	158.7	155.9
Restructuring charges	1.0	0.6	8.7	1.5
Losses on derivative financial instruments	2.0	10.0	2.4	11.7
Other operating expense, net	0.6	0.1	1.9	0.1
Operating income	9.4	20.3	0.1	26.4
Interest expense, net	23.6	27.3	74.7	80.4
Other expense (income), net	7.8	(12.2)	(5.1)	(13.1)
(Loss) income from continuing operations before income taxes	(22.0)	5.2	(69.5)	(40.9)
Benefit from income taxes	(1.0)	(3.3)	(16.0)	(2.7)
(Loss) income from continuing operations	(21.0)	8.5	(53.5)	(38.2)
(Loss) income from discontinued operations, net of tax	(4.4)	18.2	115.0	30.5
Net (loss) income	(25.4)	26.7	61.5	(7.7)
Net income from discontinued operations attributable to noncontrolling interest	—	0.2	0.1	0.9
Net (loss) income attributable to Aleris Corporation	$(25.4)	$26.5	$61.4	$(8.6)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Segment income (loss):
North America	$36.4	$26.4	$93.0	$75.8
Europe	35.1	38.1	99.5	110.6
Asia Pacific	0.6	—	(1.2)	—
Total segment income	72.1	64.5	191.3	186.4

Depreciation and amortization	(27.7)	(33.6)	(92.9)	(87.8)
Other corporate general and administrative expenses	(8.0)	(16.5)	(41.1)	(49.1)
Restructuring charges	(1.0)	(0.6)	(8.7)	(1.5)
Interest expense, net	(23.6)	(27.3)	(74.7)	(80.4)
Unallocated (losses) gains on derivative financial instruments	(21.5)	13.7	(26.0)	4.0
Unallocated currency exchange (losses) gains	(4.8)	8.5	3.4	7.7
Start-up costs	(6.8)	(3.5)	(14.6)	(19.8)
Other expense, net	(0.7)	—	(6.2)	(0.4)
(Loss) income from continuing operations before income taxes	$(22.0)	$5.2	$(69.5)	$(40.9)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Metric tons of finished product shipped:
North America	137.3	141.6	384.4	361.0
Europe (1)	81.0	77.8	234.7	231.9
Asia Pacific	5.5	3.8	16.1	8.9
Intersegment shipments	(0.7)	(0.4)	(1.8)	(1.4)
Total metric tons of finished product shipped	223.1	222.8	633.4	600.4

Revenues:
North America	$405.8	$468.0	$1,225.9	$1,148.4
Europe	340.1	362.3	1,024.6	1,069.3
Asia Pacific	24.5	15.6	69.2	36.8
Intersegment revenues	(9.7)	(36.9)	(38.9)	(105.2)
Total revenues	$760.7	$809.0	$2,280.8	$2,149.3

Commercial margin:
North America	$160.2	$164.6	$470.1	$419.6
Europe	145.3	151.5	427.8	453.2
Asia Pacific	9.7	—	28.6	—
Total commercial margin	$315.2	$316.1	$926.5	$872.8

Commercial margin per metric ton:
North America	$1,167.4	$1,162.5	$1,222.9	$1,162.3
Europe	1,792.7	1,946.7	1,823.2	1,954.9
Asia Pacific	1,777.7	*	1,780.2	*

Segment Adjusted EBITDA:
North America (2)	$34.2	$31.0	$97.1	$76.9
Europe	41.0	34.2	115.2	90.2
Asia Pacific	0.6	—	(1.2)	—
Corporate	(7.6)	(10.1)	(27.6)	(29.1)
Total Adjusted EBITDA	$68.2	$55.1	$183.5	$138.0

Segment Adjusted EBITDA per metric ton:
North America	$249.0	$219.1	$252.7	$213.0
Europe	505.5	438.9	490.7	389.0
Asia Pacific	101.6	*	(77.7)	*
Aleris Corporation	305.5	247.3	289.6	229.9

* Result is not meaningful.
(1) Finished product shipped excludes slab and billet sales from the Voerde and Koblenz cast houses
(2) During the first quarter of 2015, in order to improve consistency in the calculation of metal price lag across the segments, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change increased the amount of unfavorable metal price lag reported for the North America segment for the three and nine months ended September 30, 2015 by approximately $4.8 million and $14.8 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	September 30, 2015	December 31, 2014
Current Assets
Cash and cash equivalents	$164.8	$28.6
Accounts receivable (net of allowances of $5.5 and $6.5 at September 30, 2015 and December 31, 2014, respectively)	298.4	271.0
Inventories	500.1	627.9
Deferred income taxes	28.1	28.1
Prepaid expenses and other current assets	32.3	44.9
Assets of discontinued operations - current	—	385.6
Total Current Assets	1,023.7	1,386.1
Property, plant and equipment, net	1,036.1	942.9
Intangible assets, net	39.4	44.0
Deferred income taxes	146.7	146.7
Other long-term assets	91.4	72.4
Assets of discontinued operations - long-term	—	269.8
Total Assets	$2,337.3	$2,861.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$280.2	$268.2
Accrued liabilities	229.8	183.3
Deferred income taxes	6.2	6.2
Current portion of long-term debt	13.5	3.3
Liabilities of discontinued operations - current	—	195.9
Total Current Liabilities	529.7	656.9
Long-term debt	1,115.0	1,474.9
Deferred income taxes	63.9	0.4
Accrued pension benefits	164.0	178.7
Accrued postretirement benefits	44.6	46.4
Other long-term liabilities	70.0	49.2
Liabilities of discontinued operations - long-term	—	156.4
Total Long-Term Liabilities	1,457.5	1,906.0
Redeemable noncontrolling interest	—	5.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,695,210 and 31,281,513 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	423.1	414.1
Retained earnings	100.3	39.1
Accumulated other comprehensive loss	(173.6)	(160.9)
Total Aleris Corporation Equity	350.1	292.6
Noncontrolling interest	—	0.7
Total Equity	350.1	293.3
Total Liabilities and Equity	$2,337.3	$2,861.9

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Operating activities
Net (loss) income	$(25.4)	$26.7	$61.5	$(7.7)
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization	27.7	41.5	92.9	112.2
Provision for (benefit from) deferred income taxes	4.0	(6.5)	63.1	(4.2)
Stock-based compensation (benefit) expense	(1.5)	2.8	3.9	11.0
Unrealized losses (gains) on derivative financial instruments	21.3	(15.9)	23.6	(7.4)
Currency exchange losses (gains) on debt	4.8	(7.0)	(4.1)	(7.1)
Amortization of debt issuance costs	1.7	1.9	4.9	5.8
Net loss (gain) on sale of discontinued operations	0.4	—	(196.9)	—
Other	3.8	(0.8)	(6.0)	2.6
Changes in operating assets and liabilities:
Change in accounts receivable	46.5	(44.2)	(113.3)	(148.8)
Change in inventories	58.2	(52.8)	116.8	(109.5)
Change in other assets	(0.1)	(3.2)	(0.2)	(2.7)
Change in accounts payable	(9.4)	20.1	26.7	109.3
Change in accrued liabilities	12.8	8.1	(1.5)	9.8
Net cash provided (used) by operating activities	144.8	(29.3)	71.4	(36.7)
Investing activities
Payments for property, plant and equipment	(54.4)	(30.6)	(175.1)	(109.0)
Proceeds from the sale of businesses, net of cash transferred	11.8	—	587.1	—
Purchase of a business	—	2.6	—	(107.4)
Other	0.6	2.2	0.2	8.1
Net cash provided (used) by investing activities	(42.0)	(25.8)	412.2	(208.3)
Financing activities
Proceeds from the ABL facilities	—	97.0	151.0	337.0
Payments on the ABL facilities	—	(60.0)	(375.0)	(129.0)
Payments on the Senior Notes	(125.0)	—	(125.0)	—
Proceeds from the Zhenjiang revolver	—	8.3	8.5	19.8
Payments on the Zhenjiang revolver	(2.7)	—	(5.6)	—
Net (payments on) proceeds from other long-term debt	(0.8)	(0.3)	(0.4)	0.4
Debt issuance costs	(0.6)	—	(4.4)	—
Other	(0.1)	(0.8)	(1.1)	(1.8)
Net cash (used) provided by financing activities	(129.2)	44.2	(352.0)	226.4
Effect of exchange rate differences on cash and cash equivalents	0.5	(3.2)	(2.8)	(3.7)
Net (decrease) increase in cash and cash equivalents	(25.9)	(14.1)	128.8	(22.3)
Cash and cash equivalents at beginning of period	190.7	51.9	36.0	60.1
Cash and cash equivalents at end of period	164.8	37.8	164.8	37.8
Cash and cash equivalents included within assets of discontinued operations - current	—	(12.3)	—	(12.3)
Cash and cash equivalents of continuing operations	$164.8	$25.5	$164.8	$25.5

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income Attributable to Aleris Corporation and
Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Adjusted EBITDA from continuing operations	68.2	55.1	183.5	138.0
Unrealized (losses) gains on derivative financial instruments of continuing operations	(21.3)	13.7	(25.7)	4.0
Impact of recording inventory at fair value through purchase accounting	—	(2.5)	—	(5.6)
Restructuring charges	(1.0)	(0.6)	(8.7)	(1.5)
Unallocated currency exchange (losses) gains on debt	(4.8)	7.1	3.1	7.3
Stock-based compensation benefit (expense)	1.5	(2.8)	(3.9)	(11.0)
Start-up costs	(6.8)	(3.5)	(14.6)	(19.8)
(Unfavorable) favorable metal price lag	(3.7)	1.9	(19.8)	24.9
Other	(2.8)	(2.6)	(15.9)	(9.9)
EBITDA from continuing operations	29.3	65.8	98.0	126.4
Interest expense, net	(23.6)	(27.3)	(74.7)	(80.4)
Benefit from income taxes	1.0	3.3	16.0	2.7
Depreciation and amortization from continuing operations	(27.7)	(33.6)	(92.9)	(87.8)
(Loss) income from discontinued operations, net of tax	(4.4)	18.2	115.0	30.5
Net (loss) income attributable to Aleris Corporation	(25.4)	26.4	61.4	(8.6)
Net income from discontinued operations attributable to noncontrolling interest	—	0.2	0.1	0.9
Net (loss) income	(25.4)	26.6	61.5	(7.7)
Depreciation and amortization	27.7	41.5	92.9	112.2
Provision for (benefit from) deferred income taxes	4.0	(6.5)	63.1	(4.2)
Stock-based compensation (benefit) expense	(1.5)	2.8	3.9	11.0
Unrealized losses (gains) on derivative financial instruments	21.3	(15.9)	23.6	(7.4)
Currency exchange losses (gains) on debt	4.8	(7.0)	(4.1)	(7.1)
Amortization of debt issuance costs	1.7	1.9	4.9	5.8
Net loss (gain) on sale of discontinued operations	0.4	—	(196.9)	—
Other	3.8	(0.8)	(6.0)	2.6
Change in operating assets and liabilities:
Change in accounts receivable	46.5	(44.2)	(113.3)	(148.8)
Change in inventories	58.2	(52.8)	116.8	(109.5)
Change in other assets	(0.1)	(3.2)	(0.2)	(2.7)
Change in accounts payable	(9.4)	20.1	26.7	109.3
Change in accrued liabilities	12.8	8.1	(1.5)	9.8
Net cash provided (used) by operating activities	$144.8	$(29.4)	$71.4	$(36.7)

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
North America
Segment income	$36.4	$26.4	$93.0	$75.8
Impact of recording inventory at fair value through purchase accounting	—	2.5	—	5.6
(Favorable) unfavorable metal price lag (1)	(2.2)	2.1	4.1	(4.4)
Segment Adjusted EBITDA (2)	$34.2	$31.0	$97.1	$76.9

Europe
Segment income	$35.1	$38.1	$99.5	$110.6
Unfavorable (favorable) metal price lag	5.9	(4.0)	15.6	(20.4)
Segment Adjusted EBITDA (2)	$41.0	$34.2	$115.2	$90.2

Asia Pacific
Segment income (loss)	$0.6	$—	$(1.2)	$—
Segment Adjusted EBITDA (3)	0.6	—	(1.2)	—

(1) During the first quarter of 2015, in order to improve consistency in the calculation of metal price lag across the segments, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change increased the amount of unfavorable metal price lag reported for the North America segment for the three and nine months ended September 30, 2015 by approximately $4.8 million and $14.8 million, respectively.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
North America
Revenues	$405.8	$468.0	$1,225.9	$1,148.4
Hedged cost of metal	(243.4)	(305.5)	(759.9)	(724.4)
(Favorable) unfavorable metal price lag (1)	(2.2)	2.1	4.1	(4.4)
Commercial margin	$160.2	$164.6	$470.1	$419.6

Europe
Revenues	$340.1	$362.3	$1,024.6	$1,069.3
Hedged cost of metal	(200.7)	(206.8)	(612.4)	(595.7)
Unfavorable (favorable) metal price lag	5.9	(4.0)	15.6	(20.4)
Commercial margin	$145.3	$151.5	$427.8	$453.2

Asia Pacific
Revenues	$24.5	$15.6	$69.2	$36.8
Hedged cost of metal	(14.8)	(15.6)	(40.6)	(36.8)
Commercial margin	$9.7	$—	$28.6	$—

(1) During the first quarter of 2015, in order to improve consistency in the calculation of metal price lag across the segments, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change increased the amount of unfavorable metal price lag reported for the North America segment for the three and nine months ended September 30, 2015 by approximately $4.8 million and $14.8 million, respectively.